Exhibit 99.1

Investor Contact:	Brendon Frey/ICR, Inc.
(203) 682-8200
brendon.frey@icrinc.com

Media Contact:	Shelley Weibel/Crocs, Inc.
(303) 848-7000
sweibel@crocs.com

Crocs, Inc. Reports 2010 Second Quarter Financial Results

Company Exceeds Guidance with Diluted EPS of $0.37

Second Quarter Revenue Improves to $228 Million

Gross Margin Increases from 51.1% to 57.8%

Operating Margin Improves to 16.9%

NIWOT, COLORADO — August 5, 2010 — Crocs, Inc. (NASDAQ: CROX) today reported financial results for the second quarter ended June 30, 2010.

Revenue for the second quarter of 2010 increased 31% to $228.0 million, over adjusted revenue of $174.1 million reported in the second quarter of 2009, which excluded $23.7 million in previously impaired product sales that the Company has stated would be non-recurring. On a GAAP basis, second quarter revenue increased 15% year-over-year.

Second quarter 2010 net income was $32.3 million with diluted earnings per share of $0.37, compared to a second quarter 2009 net loss of $30.3 million, or a loss per diluted share of ($0.36).

Year-over-year second quarter changes in the Company’s channel revenue streams were as follows:

•                  Wholesale sales increased 12% to $140.0 million;

•                  Retail sales increased 20% to $66.4 million; and

•                  Internet sales increased 24% to $21.6 million.

Changes in the Company’s regional revenue streams during the same quarterly periods were as follows:

•                  Americas increased 23% to $104.8 million;

•                  Asia increased 11% to $88.6 million; and

•                  Europe increased 7% to $34.6 million.

Gross profit for the second quarter of 2010 increased 30% to $131.9 million, or 57.8% as a percentage of sales, compared to $101.1 million, or 51.1% of sales in the year ago period. Selling, General, & Administrative expenses (including foreign exchange, restructuring, impairment, and charitable contributions) decreased 25.8% to $93.2 million or 40.9% of sales, versus $125.6 million, or 63.5% of sales in the second quarter of 2009.

Balance Sheet

The Company’s cash and cash equivalents as of June 30, 2010 increased 25% to $96.9 million compared to $77.5 million at June 30, 2009.  The Company had no bank debt at June 30, 2010.

Inventory increased 2% to $113.6 million at June 30, 2010 from $111.6 million at June 30, 2009, resulting in inventory turnover of 3.5 times in the current quarter.

The Company ended the second quarter of 2010 with accounts receivable of $94.0 million compared to $67.1 million at June 30, 2009.

“We are very pleased with our second quarter results, which show further strengthening of our global wholesale and consumer direct businesses” commented John McCarvel, President and Chief Executive Officer. “We believe sales are being driven by product innovation, improved service, and brand building initiatives as well as new distribution from the expansion of our company-operated stores and key wholesale accounts.  Importantly, our updated business model is generating enhanced profitability and higher cash flow.  We are encouraged with our recent performance and believe we have the right strategies in place along with the balance sheet strength to capitalize on the global opportunities still in front of us.”

Guidance

For the third quarter of 2010, the Company expects revenue of approximately $205 million, a 24% increase over third quarter 2009 adjusted revenue of $165.7 million, which excludes $11.5 million in impaired product sales that the Company has stated would be non-recurring. On a GAAP basis, the company expects third quarter 2010 revenue to grow approximately 16% year-over-year.

The Company expects diluted earnings per share for the third quarter 2010 to increase to approximately $0.22 to $0.24 versus $0.09 in third quarter 2009, which excludes last year’s one time tax benefit of $0.16.

Conference Call Information

A conference call to discuss Crocs’ second quarter 2010 financial results is scheduled for today (August 5, 2010) at 5:00 PM Eastern Time.  A webcast of the call will take place simultaneously and can be accessed by clicking the ‘Investor Relations’ link under the Company section on www.crocs.com or at www.earnings.com. To listen to the broadcast, your computer must have Windows Media Player installed.  If you do not have Windows Media Player, go to www.earnings.com prior to the call, where you can download the software for free.

About Crocs, Inc.

A world leader in innovative casual footwear for men, women and children, Crocs, Inc. (NASDAQ: CROX), offers several distinct shoe collections with more than 120 styles to suit every lifestyle. As lighthearted as they are lightweight, Crocs™ footwear provides profound comfort and support for any occasion and every season.  All Crocs™ branded shoes feature Croslite™ material, a proprietary, revolutionary technology that produces soft, non-marking, and odor-resistant shoes that conform to your feet.

Crocs™ products are sold in 125 countries. Every day, millions of Crocs™ shoe lovers around the world enjoy the exceptional form, function, versatility and feel-good qualities of these shoes while at work, school and play.

Visit www.crocs.com for additional information.

Forward-looking statements

The matters regarding the future discussed in this news release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: macroeconomic issues, including, but not limited to, the current global financial crisis; our ability to effectively manage our future growth or declines in revenue; changing fashion trends; our ability to maintain and expand revenues and gross margin, our management and information systems infrastructure; our ability to repatriate cash held in foreign locations in a timely and cost-effective manner; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights; the effect of competition in our industry; and the effect of potential adverse currency exchange rate fluctuations; and other factors described in our most recent annual report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission.  Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.  We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

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CROCS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenues	$228,046	$197,722	$394,898	$332,614
Cost of sales	96,127	96,610	176,275	181,771
Gross profit	131,919	101,112	218,623	150,843
Selling, general and administrative expenses	94,047	94,606	168,825	163,395
Foreign currency transaction losses (gains), net	(1,129)	(3,623)	(1,421)	(214)
Restructuring charges	—	5,915	2,539	5,953
Impairment charges	—	23,655	141	23,724
Charitable contributions expense	275	5,078	418	5,119
Income (loss) from operations	38,726	(24,519)	48,121	(47,134)
Interest expense	163	562	292	1,257
Gain on charitable contributions	(32)	(2,024)	(116)	(2,024)
Other (income) expense	(291)	(343)	(50)	(1,446)
Income (loss) before income taxes	38,886	(22,714)	47,995	(44,921)
Income tax (benefit) expense	6,602	7,567	9,994	7,777
Net income (loss)	$32,284	$(30,281)	$38,001	$(52,698)
Net income (loss) per common share:
Basic	$0.38	$(0.36)	$0.44	$(0.62)
Diluted	$0.37	$(0.36)	$0.43	$(0.62)

CROCS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30, 2010	December 31, 2009	June 30, 2009
ASSETS
Current assets:
Cash and cash equivalents	$96,867	$77,343	$77,477
Restricted cash	590	1,144	813
Accounts receivable, net	93,974	50,458	67,050
Inventories	113,553	93,329	111,615
Deferred tax assets, net	7,569	7,358	11,386
Income tax receivable	11,297	8,611	1,138
Other Receivables	11,715	16,140	7,126
Prepaid expenses and other current assets	14,277	12,871	13,884
Total current assets	349,842	267,254	290,489

Property and equipment, net	66,731	71,084	74,475
Restricted cash	1,466	1,506	1,795
Intangible assets, net	41,335	35,984	34,026
Deferred tax assets, net	17,403	18,479	21,669
Marketable Securities	5,444	866	—
Other assets	14,832	14,565	15,113
Total assets	$497,053	$409,738	$437,567

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$51,841	$23,434	$42,296
Accrued expenses and other current liabilities	58,544	53,589	48,711
Accrued restructuring charges	3,977	2,616	6,445
Income taxes payable	20,120	6,377	22,311
Note payable, current portion of long-term debt and capital lease obligations	1,556	640	17,732
Total current liabilities	136,038	86,656	137,495

Long-term debt and capital lease obligations	1,434	912	—
Deferred tax liabilities, net	1,867	2,192	5,087
Long-term restructuring	103	520	663
Other liabilities	31,803	31,838	32,374
Total liabilities	171,245	122,118	175,619

Commitments and contingencies

Stockholders’ equity:
Common shares, par value $0.001 per share; 250,000,000 shares authorized, 87,079,451 and 86,482,574 shares issued and outstanding, respectively, at June 30, 2010 and 86,224,760 and 85,659,581 shares issued and outstanding, respectively, at December 31, 2009 and 86,144,566 and 85,620,566 shares issued and outstanding, respectively, at June 30, 2009.	87	85	84
Treasury Stock, at cost, 596,877 and 565,179 and 524,000 shares, respectively	(24,963)	(25,260)	(25,022)
Additional paid-in capital	272,146	266,472	256,981
Deferred compensation	—	—	(13)
Retained earnings	60,156	22,155	11,535
Accumulated other comprehensive income	18,382	24,168	18,383
Total stockholders’ equity	325,808	287,620	261,948
Total liabilities and stockholders’ equity	$497,053	$409,738	$437,567

Crocs, Inc.

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands, except share and per share data)

(Unaudited)

The Company prepares and reports its financial statements in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  Internally, management monitors the operating performance of its business using non-GAAP metrics similar to those below. These non-GAAP measures exclude the effects of non-recurring revenues from impaired inventory sales and a one-time tax benefit resulting from the restructuring of our international operations.  In management’s opinion, these non-GAAP measures are important indicators of the continuing operations of our business and provide better comparability between reporting periods because they exclude items that may not be indicative of current period results and provide a better baseline for analyzing trends in our operations. The Company does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company believes the disclosure of the effects of these items increases the reader’s understanding of the underlying performance of the business and that such non-GAAP financial measures provide investors with an additional tool to evaluate our financial results and assess our prospects for future performance.

Non-GAAP Reconciliations

	3 months ended		3 months ended		3 months ended
	June 30, 2010		June 30, 2009		September 30, 2009

GAAP Revenue	228,046		197,722		177,141
Net Revenue effect of sales of previously impaired units	—		(23,672	)(1)	(11,480	)(1)
Non-GAAP Revenue	228,046		174,050		165,661

	3 months ended		GAAP Diluted EPS to Non-GAAP
	September 30, 2009		Diluted EPS
GAAP Net Income/(loss)	22,068		0.25
One-time tax benefit	(14,400	)(2)	(0.16)
Non-GAAP net (loss) income	7,668		0.09

(1) This pro forma adjustment in the GAAP to Non-GAAP reconciliations above represents the revenue from impaired units at selling prices higher than our previously estimated net realizable value for those units.  Because the amounts presented represent a substantial change to our previous estimate, management believes that excluding these revenues in evaluating our results of operations provides important information for the reader of our financial statements as these items are not anticipated to be recurring to the extent or magnitude they occurred during prior quarters.

(2) Represents a one-time tax benefit resulting from the restructuring of our international operations and cost sharing arrangements, resulting in a one-time benefit of $14.4 million from a reduction in certain tax accruals.